EXHIBIT 21

INDUSTRIAL SERVICES OF AMERICA, INC.
LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2015

NAME OF ENTITY	STATE OF INCORPORATION

ISA Indiana, Inc.	Indiana
ISA Indiana Real Estate, LLC	Indiana
ISA Logistics LLC	Kentucky
ISA Real Estate, LLC	Kentucky
7021 Grade Lane LLC	Kentucky
7124 Grade Lane LLC	Kentucky
7200 Grade Lane LLC	Kentucky